Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Gaucho Group Holdings, Inc. on Form S-1 (File Nos. 333-233586, 333-261368 and 333-261564) of our report dated April 14, 2022, with respect to our audits of the consolidated financial statements of Gaucho Group Holdings, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Amendment No. 1 to Form 10-K of Gaucho Group Holdings, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP
Marcum llp
New York, NY
May 19, 2022